Exhibit 8.1
[Letterhead of Baker & Hostetler LLP]
June 18, 2007
The Progressive Corporation
6300 Wilson Mills Road
Mayfield Village, OH 44143

Re:	Issuance and Sale of 6.70% Fixed-to-Floating Rate Junior
Subordinated Debentures due 2067, The Progressive Corporation
Ladies and Gentlemen:
     We have acted as tax counsel to The Progressive Corporation, an Ohio corporation (the “Corporation”), in connection with the preparation and filing by the Corporation with the Securities and Exchange Commission (the “Commission”) the Registration Statement (the “Registration Statement”) on Form S-3 (File No. 333-143824), under the Securities Act of 1933, as amended (the “Act”), as it became effective under the Act, and with respect to the issuance and sale of the Corporation’s 6.70% Fixed-to-Floating Rate Junior Subordinated Debentures due 2067 (the “Debentures”) to be issued pursuant to an indenture identical in all material respects to the form of Junior Subordinated Indenture (the “Junior Subordinated Indenture”) between the Corporation and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”) filed as an exhibit to the Registration Statement, to be supplemented by a supplemental indenture identical in all material respects to the form of First Supplemental Indenture (the “First Supplemental Indenture” and, together with the Junior Subordinated Indenture, the “Indenture”), between the Corporation and the Trustee filed as an exhibit to the Registration Statement. The Debentures will be offered for sale to investors pursuant to the Corporation’s prospectus dated June 18, 2007 as supplemented by the prospectus supplement dated June 18, 2007 (the “Prospectus”), filed by the Corporation pursuant to Rule 424(b) of the rules and regulations of the Commission under the Act.
     In delivering this opinion letter, we have reviewed and relied upon: (i) the Prospectus; (ii) the Indenture; (iii) a form of the Debentures; (iv) the form of Replacement Capital Covenant filed on a Current Report on Form 8-K dated June 18, 2007 (the “Replacement Capital Covenant”) to be entered into by the Corporation in favor of and for the benefit of each Covered Debtholder; and (v) the executed officer’s certificate dated the date hereof; and have made such other investigations as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

June 18, 2007
     In rendering the opinions described below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as forms, duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that the transactions related to the issuance of the Debentures will be consummated in accordance with the terms of the documents and forms of documents described herein.
     Based on the foregoing and subject to the qualifications, assumptions and limitations stated herein and in the Prospectus herein and in the Prospectus, we are of the opinion that, (i) although the matter is not free from doubt, the Debentures when issued will be treated as debt for federal income tax purposes, and (ii) the statements made in the Prospectus under the caption, “Certain United States Federal Income and Estate Tax Consequences” insofar as they purport to constitute summaries of matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.
     Our opinion is based upon the Internal Revenue Code of 1986, as amended; Treasury Regulations (including temporary and proposed Treasury Regulations) issued thereunder; Internal Revenue Service rulings and pronouncements; and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect. Our opinion is limited to the matters expressly stated herein. Our opinion is rendered only as of the date hereof, and its validity could be affected by subsequent changes in applicable law. We have not undertaken and will not undertake to advise you or any other person with respect to any such change subsequent to the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue. In the event that any one or more of the factual matters referred to herein is untrue, inaccurate, or incomplete, our opinion shall be void and of no force or effect, but only to the extent that such untruth, inaccuracy, or incompletion affects the accuracy of the opinion provided herein. Our opinion is provided solely as a legal opinion and not as a guaranty or warranty.
     We express no opinions with respect to the transactions referred to herein or in the Prospectus other than as expressly set forth herein. Moreover, we note that there is no authority directly on point dealing with securities such as the Debentures or transactions of the type described herein and that our opinions are not binding on the Internal Revenue Service or the courts, either of which could take a contrary position. Nevertheless, we believe that the opinions expressed herein, if challenged, would be sustained by a court with jurisdiction in a properly presented case.
     We do not express any opinion herein concerning any law other than the federal tax law of the United States.

June 18, 2007
     We hereby consent to the filing of this opinion letter as an exhibit to the Corporation’s report on Form 8-K (which is deemed incorporated by reference into the Prospectus and to the use of our name under the captions “Certain United States Federal Income and Estate Tax Consequences” and “Validity of Securities” in the Prospectus.

Very truly yours,

/s/ Baker & Hostetler LLP

Baker & Hostetler LLP